UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 7, 2015

WEST CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35846	47-0777362
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11808 Miracle Hills Drive, Omaha, Nebraska	68154
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 963-1200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 7, 2015, West Corporation, a Delaware corporation (the “Company”), entered into an Asset Contribution and Equity Purchase Agreement (the “Purchase Agreement”) with Alorica Inc., a California corporation (“Buyer”), pursuant to which the Company agreed to sell to Buyer several of its agent services businesses (the “Business”) upon the terms and subject to the conditions set forth in the Purchase Agreement (the “Transaction”). The Transaction will be effected through the sale of the outstanding equity interests of certain direct and indirect subsidiaries of the Company (collectively, the “Company Group”), as well as the contribution of certain assets and associated liabilities to the Company Group prior to the closing of the Transaction (the “Closing”). The Transaction is expected to close during the first quarter of 2015, subject to the satisfaction or waiver of various closing conditions, as described below.

At the Closing, Buyer will pay an aggregate purchase price of $275 million in cash, subject to a customary post-closing adjustment based on working capital of the Business (the “Purchase Price”). The Closing is subject to customary closing conditions, including, among others, (a) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (b) absence of legal proceedings instituted by governmental bodies in certain jurisdictions seeking to restrain, prohibit or otherwise challenge the legality or validity of the Transaction, (c) absence of court orders by a governmental body prohibiting or making illegal the Transaction and (d) receipt of approvals from specified governmental bodies.

The Purchase Agreement may be terminated (a) by the mutual consent of the Company and Buyer, (b) by either party in the event of an uncured material breach by the other party or (c) by either the Company or Buyer (i) in the event of the issuance of a final, nonappealable order of a governmental body prohibiting or making illegal the Transaction or (ii) if the Closing has not occurred prior to April 30, 2015 (the “Termination Date”), unless the only conditions remaining to be satisfied are receipt of competition or other governmental approvals, in which case the Termination Date may be extended by either party for an additional period not to exceed 60 days.

The Purchase Agreement contains customary representations, warranties, covenants and other provisions as set forth therein, including certain indemnification obligations. Representations and warranties of the parties generally will survive for 18 months after the Closing, subject to certain exceptions. The Company has agreed to a customary non-solicitation covenant relating to specified employees of Buyer for a period of two years after the Closing and a customary noncompetition covenant for a period of three years after the Closing, in each case subject to certain exceptions set forth in the Purchase Agreement. Buyer has agreed to customary non-solicitation covenants relating to specified employees of the Company and specified customers of the Company for a period of two years after the Closing, in each case subject to certain exceptions set forth in the Purchase Agreement.

In connection with the entry into the Purchase Agreement, Buyer has received financing commitments for a credit facility that may be used by Buyer to fund a portion of the Purchase Price. Buyer’s ability to obtain this or other financing is not a condition to the Closing.

In connection with the Transaction, the Company and Buyer (or their applicable affiliates) will enter into certain ancillary agreements, including, among others, a transition services agreement, licenses with respect to specified intellectual property used in the Business and not being acquired by Buyer and lease or license agreements with respect to certain real properties.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On January 7, 2015, the Company issued a press release announcing its entry into the Purchase Agreement. A copy of the press release is furnished with this Current Report on Form 8-K and attached hereto as Exhibit 99.1. The foregoing information in this Item 7.01 (including the exhibit hereto) is being furnished under “Item 7.01. Regulation FD Disclosure.” Such information (including the exhibit hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Exchange Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) The following is a list of the exhibits filed herewith.

Exhibit No.	Description of Exhibit

2.1	Asset Contribution and Equity Purchase Agreement, dated as of January 7, 2015, between the Company and Buyer

99.1	Press Release dated January 7, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2015	WEST CORPORATION

	By:	/s/ Paul M. Mendlik
	Name:	Paul M. Mendlik
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Asset Contribution and Equity Purchase Agreement, dated as of January 7, 2015, between the Company and Buyer

99.1	Press Release dated January 7, 2015

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